Exhibit 99.1

News Release	Contact: Bruce Russell
(310) 559-4955 x101
brussell@cyanotech.com

Cyanotech Names Brent Bailey as President, Chief Executive Officer and a Director

KAILUA KONA, Hawaii (November 8, 2010) — Cyanotech Corporation (Nasdaq Capital Market: CYAN) today announced that the Board of Directors has named Brent Bailey as a Director of the company, effective immediately, and as President and Chief Executive Officer, effective January 11, 2011.  He will replace David I. Rosenthal, who has served as Interim President and Chief Executive Officer since February 27, 2010. Mr. Rosenthal will remain as a Director, in which position he has served since November 2000.

Speaking for the Board of Directors, Mr. Rosenthal said, “We are pleased that Brent has chosen to join Cyanotech.  He brings a wealth of experience in managing and marketing products both in the specialized world of neutraceuticals and in mainstream consumer product markets.  Cyanotech has built its leadership position as the quality producer of high-value nutritional products and Brent should significantly complement the company’s strengths with his marketing expertise.”

Mr. Bailey most recently was President of Unlocking Potential LLC, a leadership development and strategic planning consulting firm. Previously, as President and Chief Operating Officer of Pharmavite LLC, a $500-million subsidiary of Otsuka Pharmaceutical Company, he and his team drove the Nature Made brand to the #1 position is mass market nutritional supplements and built Pharmavite into an industry leader.  Prior to that, he was Executive Vice President of Marketing for Del Monte Foods and Senior Vice President and General Manager-Household Division of The Dial Corporation.  Earlier, he held marketing leadership positions with Van de Kamp’s Frozen Foods and Frito-Lay.  He is a graduate of Claremont McKenna College in Economics and has an MBA from the UCLA Anderson School of Management.

About Cyanotech  — Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®—all natural, functional nutrients that leverage our experience and reputation for quality, building nutritional brands which promote health and well-being. Cyanotech’s Spirulina products offer complete nutrition, and augment energy and immune response. They are FDA reviewed and accepted as Generally Recognized as Safe (GRAS) for use in food products. BioAstin’s superior antioxidant activity and ability to support and maintain a natural anti-inflammatory response enhance skin, muscle and joint health. All Cyanotech products are produced from microalgae grown at its 90-acre facility in Kona, Hawaii using patented and proprietary technology. Cyanotech distributes to nutritional supplement, nutraceutical and cosmeceutical manufacturers and marketers in more than 54 countries worldwide. Cyanotech was the first microalgae company in the world to obtain quality management standards ISO 9001:2000 certification and is GMP-certified by the Natural Products AssociationTM.  Visit www.cyanotech.com for more information.

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73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com